Exhibit 10(ccc)
Summary of Non-Employee Director Compensation

The following terms represent the structure of our Director compensation program:

Name
Annual Cash Retainer	$100,000
Annual Equity Retainer	$100,000

•Employee Directors (Messrs. Provost, Torgow and Shafer) are not compensated for service as Directors.
•TCF offers the TCF Matching Gift Program to supplement donations made by non-employee Directors to charitable organizations of their choice up to a maximum of $20,000 annually.
•Directors no longer receive additional compensation for service as Lead Director, Committee member or Chair.
•Non-employee Directors may defer fees and stock grants under the TCF Directors Deferred Compensation Plan (the “Directors Deferred Compensation Plan”) until the end of their Board service.
•Stock Ownership Guidelines:
–Non-employee Directors are required to own shares of TCF common stock worth an amount equal to five times their cumulative cash and equity retainers.
–All shares of TCF common stock owned directly or indirectly by a Director will be considered in determining whether the Stock Ownership Guidelines have been met. Stock options will not be counted toward the Stock Ownership Guidelines.
–Directors have until the fifth anniversary of their appointment to the Board to reach the applicable target ownership level.
–Indemnification rights are provided to Directors under TCF’s Certificate of Incorporation and Bylaws, to the extent authorized under Michigan Business Corporation Act and TCF maintains Directors and Officers Insurance.
–TCF reimburses Directors for travel and other expenses to attend Board meetings or attend to other Board business as a business expense.